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                                                                   Exhibit 3.17


                          CERTIFICATE OF INCORPORATION

                                       OF

                              FLUENT HOLDINGS, INC.

         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the "Corporation") do hereby execute this Certificate of Incorporation and do hereby certify as follows:

                                   ARTICLE 1.

                                      NAME

         The name of the Corporation is Fluent Holdings, Inc.

                                   ARTICLE 2.

                           REGISTERED OFFICE AND AGENT

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of its initial registered agent at such address is Corporation Service Company. Either the registered office or the registered agent may be changed in the manner provided by law.

                                   ARTICLE 3.

                               PURPOSES AND POWERS

         The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

                                   ARTICLE 4.

                                 CAPITALIZATION

         4.1 AUTHORIZED SHARES. The total number of shares that the Corporation shall have authority to issue is 500,000 shares, comprised of (i) 300,000 shares of common stock, each with a par value of $.01 (the "Common Stock"), and (ii) 200,000 shares of preferred stock, each with a par value of $.01, of which 160,000 shares shall be Series A Preferred Stock, and the remaining 40,000 shares shall be undesignated Preferred Stock, subject to subsequent designation by the Board of Directors pursuant to Section 4.3 (collectively, the "Preferred Stock").

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         4.2 DESIGNATED PREFERRED STOCK. The Series A Preferred Stock shall have the powers, preferences and rights, with the qualifications, limitations and restrictions thereof, set forth in this Section 4.2.

         4.2.1 DIVIDENDS.

                  (a) GENERAL OBLIGATION. When and as declared by the Corporation's board of directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Preferred Stock as provided in this Section 4.2.1(a). Except as otherwise provided herein, dividends on each share of the Series A Preferred Stock (a "Share") shall accrue on a daily basis at the rate of 12% per annum on the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

                  (b) DIVIDEND REFERENCE DATES. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2000 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid. No dividends shall be paid to the holders of any Junior Securities unless all accrued and unpaid dividends on the Series A Preferred Stock have been paid.

                  (c) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed ratably among the holders based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

                  (d) PAYMENT OF STOCK DIVIDENDS. In the sole discretion of the Corporation, any dividends accruing on Shares of Series A Preferred Stock may be paid, in lieu of cash dividends, by the issuance of additional Shares of Series A Preferred Stock (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series A Preferred Stock in the form of additional Shares, such payment in Shares shall be made pro rata to the holders of

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         Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the Shares of Series A Preferred Stock held by each such holder.

         4.2.2 VOTING RIGHTS.

                  (a) Each outstanding share of Series A Preferred Stock shall have one hundred (100) votes on all matters submitted to a vote of the stockholders. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number of votes by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. Except as otherwise provided in this Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (b) The consent of the holders of a majority of the Series A Preferred Stock, voting together as a separate class, shall be required to approve (a) any Public Offering of any shares of the Corporation, or
         (b) any Change in Control.

         4.2.3 LIQUIDATION PREFERENCE.

                  (a) SERIES A PREFERRED STOCK. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all shares of Series A Preferred Stock held by such holder. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred Stock held by each such holder. For purposes of this
         Section 4.2.3, except as otherwise determined by the holders of a majority of the Series A Preferred Stock, the consolidation or merger of the Corporation with or into another entity or entities and a sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of transactions (other than sales in the ordinary course of business) shall be deemed to be a liquidation, dissolution

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         and winding up of the Corporation, and the holders of the Series A
         Preferred Stock shall be entitled to receive payment of the amounts payable with respect to the Series A Preferred Stock upon a liquidation, dissolution or winding up in cancellation of their Series A Preferred Stock upon the consummation of any such transaction. If the assets available for distribution to the stockholders include both cash and other assets, the holders of Series A Preferred Stock shall be entitled to receive all of the cash, up to the total amount of the Liquidation Value, before any non-cash assets are distributed to them.

                  (b) OTHER SERIES AND CLASSES. After payment in full of the liquidation preference of the shares of the Series A Preferred Stock under Section 4.2.3(a), any remaining assets of the Corporation available for distribution to the stockholders shall be distributed to the holders of the Common Stock in proportion to the number of shares of Common Stock that each then holds.

         4.2.4 REDEMPTION OF SERIES A PREFERRED STOCK. The Series A Preferred Stock is redeemable by the Corporation as provided in this Section 4.2.4.

                  (a) MANDATORY REDEMPTION. At any time after January 31, 2021, the holders of a majority of the Series A Preferred Stock may request redemption of all or any portion of their Shares by delivering a written notice of such request to the Corporation at least six months prior to the redemption date. Within ten days after receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred Stock, and such other holders may request redemption of their Shares by delivering written notice to the Corporation within 30 days after receipt of the Corporation's notice. The Corporation shall be required to redeem all Shares with respect to which such redemption requests have been made at a price per Share equal to the Liquidation Value of such Share (plus all unpaid dividends on such Share) within six months after receipt of the initial redemption request.

                  (b) REDEMPTION PAYMENT. For each Share which is to be redeemed, the Corporation shall be obligated on the redemption date to pay to the holder of such Share (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount equal to the Liquidation Value of such Share (plus all unpaid dividends on such Share). If the funds of the Corporation legally available for payment of the redemption amounts on any payment date are insufficient to make the total payments required to be made, those funds which are legally available shall be used to redeem the maximum number of Shares possible, ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all unpaid dividends and any applicable premium on such Share). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem but which it has not redeemed. For purposes of this Certificate of Incorporation, the redemption date of any Share shall be the date upon which the redemption payment has been paid in full.

                  (c) PARTIAL REDEMPTION. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number



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         of unredeemed Shares shall be issued to the holder of such Shares without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.

                  (d) DIVIDENDS AFTER REDEMPTION DATE. No Share to be redeemed is entitled to any dividends accruing after the redemption date. On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

                  (e) REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

                  (f) OTHER REDEMPTIONS OR ACQUISITIONS. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Series A Preferred Stock, except as expressly authorized in this Article or pursuant to a purchase offer made pro rata to all holders of Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock owned by each such holder.

                  (g) PRIORITY OF PREFERRED STOCK. So long as any Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (other than acquisitions by the Corporation pursuant to agreements which permit the Corporation to repurchase Junior Securities from former employees or consultants (i) upon termination of services to the Corporation or (ii) in exercise of the Corporation's right of first refusal upon a proposed transfer), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities unless a dividend or distribution is made (i) on the Series A Preferred Stock in accordance with the provisions of Section 4.2.1 and (ii) in compliance with the provisions of this Certificate of Incorporation.

         4.2.5 DEFINITIONS.

         "CHANGE IN CONTROL" means (a) any sale or issuance or series of sales and/or issuances of Series A Preferred Stock or Common Stock by the Corporation or any holders thereof which results in any Person or group of affiliated Persons (other than the owners of the Corporation's Series A Preferred Stock and Common Stock as of January 31, 2000) owning more than 50% of the Series A Preferred Stock or 50% of the Common Stock outstanding at the time of such sale or issuance or series of sales and/or issuances, (b) a sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation's board of directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (c) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation and, after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors immediately prior to the



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merger shall own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors.

         "JUNIOR SECURITIES" means any of the Corporation's equity securities other than Series A Preferred Stock.

         "LIQUIDATION VALUE" of any share of Series A Preferred Stock as of any particular date shall be equal to $1,000 per share plus any accrued and unpaid dividends.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PUBLIC OFFERING" means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that a Public Offering shall not include an offering made in connection with an employee benefit plan.

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of such Person and Subsidiaries, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest of such entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination of such Person and Subsidiaries. For purposes of this Article, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the manager or managing general partner or such partnership, limited liability company, association or other business entity.

         4.3 UNDESIGNATED PREFERRED STOCK. The powers, preferences, and rights, and the qualifications, limitations and restrictions thereof, of the undesignated shares of Preferred Stock authorized in Section 4.1 shall be established as provided in this Section 4.3. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of undesignated Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;


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         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series.

         4.4 COMMON STOCK.

                  4.4.1 DIVIDENDS.

                        (a) Subject to the preferential rights of the holders of Series A Preferred Stock and the provisions of Section 4.4.1(b) below, the holders of the Common Stock shall be entitled to share in the payment of dividends when, as and if declared by the Board of Directors out of funds legally available therefor to the extent provided in Section 4.2.1.


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                        (b) Notwithstanding Section 4.4.1(a) above, no dividends
or other distributions may be made to the holders of Common Stock for holding such Common Stock, until the ATT Repayment Date (as defined below). Prior to the ATT Repayment Date, the Corporation shall be obligated to loan any cash to Aavid Thermal Technologies, Inc., a Delaware corporation ("ATT") if ATT requests such loans and the Board of Directors of the Corporation reasonably determines such cash is not necessary for the Corporation's operations and liabilities. Such loans shall bear interest at ATT's Blended Cost of Funds (as defined below), may be prepaid at any time, and shall not be due and payable before the ATT
Repayment Date. For purposes of this Section 4.4.1(b), the "ATT Repayment Date" shall be the first date following the redemption of all shares of the Series A Preferred Stock on which ATT has (i) repaid all term bank debt incurred pursuant to its revolving credit and loan facility with Canadian Imperial Bank of Commerce, as agent, and any refinancing of such facility, (ii) repaid its Senior Subordinated Notes due 2007; and (iii) caused Aavid Thermal Products, LLC, a Delaware limited liability company to redeem all of its outstanding Preferred Units. For purposes of this Section 4.4.1(b), "ATT's Blended Cost of Funds" shall mean ATT's blended cost of its senior bank debt, senior subordinated notes and equity referred to in the preceding sentence, as adjusted from time to time to take into account interest and dividend rates payable and amounts outstanding.

         4.4.2 VOTING. Each outstanding share of Common Stock shall have one vote on all matters submitted to a vote of the stockholders. The Common Stock shall vote as a single class with the Series A Preferred Stock, except as otherwise required by law or expressly provided herein.

         4.4.3 LIQUIDATION. Holders of Common Stock shall have the right to participate in the assets of the Corporation upon the liquidation, dissolution or winding up of the Corporation to the extent provided in Section 4.2.3.

                                   ARTICLE 5.

                                    DIRECTORS

         The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

                                   ARTICLE 6.

                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by statue, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to make, alter or repeal bylaws.


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                                   ARTICLE 7.

                       LIMITATIONS OF DIRECTORS' LIABILITY

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director under this Article 7 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 7, prior to such repeal or modification.

                                   ARTICLE 8.

                                 INDEMNIFICATION

         The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives ) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

         The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article to the directors and officers of the Corporation.

         The rights to indemnification and to the advance of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

         Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a


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director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                                   ARTICLE 9.

                          RESERVATION OF POWER TO AMEND

         The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, as from time to time amended, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 9.

                                   ARTICLE 10.

                    TRANSACTIONS WITH DIRECTORS AND OFFICERS

         The Corporation shall have authority, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction.

                                   ARTICLE 11.

                            COMPROMISE WITH CREDITORS

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction with the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all the


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stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                                   ARTICLE 12.

                                SOLE INCORPORATOR

         The name and mailing address of the sole incorporator is as follows:
Cheryl York, 511 16th Street, Suite 700, Denver, CO 80202.

         The undersigned Incorporator hereby acknowledges that the foregoing certificate of incorporation is her act and deed on this 27th of January, 2000.

                                        By: /s/ CHERYL YORK
                                            ------------------------------------
                                              Incorporator

41897